Exhibit 99.1

Jaguar Health Appoints Robert J. Griffing Chief Commercialization Officer of Jaguar Subsidiary Napo Pharmaceuticals

Mr. Griffing to Lead Commercialization Efforts for Mytesi, Jaguar’s FDA-Approved, First-in-Class Drug Product

San Francisco, CA (May 29, 2018): Jaguar Health, Inc. (NASDAQ: JAGX) (“Jaguar” or the “Company”), a commercial stage natural-products pharmaceutical company focused on developing novel, sustainably derived gastrointestinal products on a global basis, announced today that the Company has appointed Robert J. Griffing, an accomplished pharmaceutical and biotech executive, as chief commercialization officer of Napo Pharmaceuticals, Inc. (Napo), the Company’s wholly-owned subsidiary focused on human health. In his role as CCO, Mr. Griffing will lead commercialization efforts for Mytesi®, Jaguar’s FDA-approved, first-in-class drug product.

Mr. Griffing is coming to Napo from biopharmaceutical company Orexigen Therapeutics, which he joined in 2015 as Senior Vice President, Global Marketing. Prior to Orexigen, he spent two years with electroCore, LLC, following more than 22 years at Merck. At Merck, two of his key roles included Global Brand Leader within Merck’s Oncology Franchise as well as identifying opportunities to accelerate net sales and market share in the company’s HIV business unit. He holds a Bachelor of Science degree in Industrial Management from the Martin Tuchman School of Management at the New Jersey Institute of Technology.

“We are absolutely thrilled to have Bob join Jaguar’s management team. He brings commercial strategy expertise and longtime pharmaceutical industry experience to the Company at a very key time, now that we’ve transitioned from an R&D company into a commercial-stage human health product company with a pharmaceutical pipeline of crofelemer follow-on indications and related products in place for future opportunity and growth,” commented Lisa Conte, Jaguar’s president and CEO. “Bob has a proven track record of developing and executing creative strategies to engage patient populations, and I’m confident that his background in supportive care for both HIV and cancer will play a transformative role as we continue our mission to develop follow-on indications—including an indication for cancer therapy-related diarrhea—for Mytesi® and build Jaguar into a global leader in the field of gastrointestinal health.”

“Jaguar has made significant progress on the commercialization front since acquiring Mytesi®. I am excited to join the team in June and look forward to driving continued growth. I believe Mytesi® will be a successful, first-in-class entry to gastrointestinal care—in the U.S. and internationally,” Mr. Griffing stated. “I’m quite pleased that I will be focusing once again on neglected co-morbidities such as diarrhea that stem from long-term ARV use as well as cancer therapy.”

Mytesi®

Mytesi® (crofelemer) is an antidiarrheal indicated for the symptomatic relief of noninfectious diarrhea in adult patients with HIV/AIDS on antiretroviral therapy (ART). Mytesi® is not indicated for the treatment of infectious diarrhea. Rule out infectious etiologies of diarrhea before starting Mytesi®. If infectious etiologies are not considered, there is a risk that patients with infectious etiologies will not receive the appropriate therapy and their disease may worsen. In clinical studies, the most common adverse reactions occurring at a rate greater than placebo were upper respiratory tract infection (5.7%), bronchitis (3.9%), cough (3.5%), flatulence (3.1%), and increased bilirubin (3.1%).

See full Prescribing Information at Mytesi.com. Crofelemer, the active ingredient in Mytesi®, is a botanical (plant-based) drug extracted and purified from the red bark sap of the medicinal Croton lechleri tree in the Amazon rainforest. Napo has established a sustainable harvesting program for crofelemer to ensure a high degree of quality and ecological integrity.

About Jaguar Health, Inc.

Jaguar Health, Inc. is a commercial stage natural-products pharmaceuticals company focused on developing novel, sustainably derived gastrointestinal products on a global basis. Our wholly-owned subsidiary, Napo Pharmaceuticals, Inc., focuses on developing and commercializing proprietary human gastrointestinal pharmaceuticals for the global marketplace from plants used traditionally in rainforest areas. Our Mytesi® (crofelemer) product is approved by the U.S. FDA for the symptomatic relief of noninfectious diarrhea in adults with HIV/AIDS on antiretroviral therapy.

For more information about Jaguar, please visit jaguar.health. For more information about Napo, visit napopharma.com.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements.” These include statements regarding the expectation that Mr. Griffing will play a transformative role and drive growth as the Company continues its mission to build Jaguar into a global leader in the field of gastrointestinal health, and the belief that Mytesi® will be a successful, first-in-class entry to gastrointestinal care in the U.S. and internationally. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “aim,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions. The forward-looking statements in this release are only predictions. Jaguar has based these forward-looking statements largely on its current expectations and projections about future events. These forward-looking statements speak only as of the date of this release and are subject to a number of risks, uncertainties and assumptions, some of which cannot be predicted or quantified and some of which are beyond Jaguar’s control. Except as required by applicable law, Jaguar does not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

Source: Jaguar Health, Inc.

Contact:

Peter Hodge

Jaguar Health, Inc.

phodge@jaguar.health

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